Exhibit 99.1

iPower Enters Into $25 Million Credit Facility with JPMorgan Chase

DUARTE, CA, November 15, 2021 -- iPower Inc. (Nasdaq:IPW) (“iPower” or the “Company”), one of the leading online hydroponic equipment suppliers and retailers in the United States, has entered into a three-year $25 million secured revolving credit facility with JPMorgan Chase Bank, N.A. The credit facility also provides an accordion feature to borrow an additional $25 million for a total of up to $50 million.

“This new credit facility is an important component of our capital structure as it provides us with the flexibility to fund our growth and execute on our strategic initiatives,” said iPower CEO Lawrence Tan. “With a strengthened balance sheet, we look forward to bolstering our product research and merchandising expertise to launch new in-house SKUs, including our own nutrients brand, as well as various next-gen product design initiatives that incorporate smart functionality and sensory capabilities.”

Borrowings under the new secured credit facility bear interest at LIBOR plus 2.0%-2.25%, subject to availability based primarily on iPower’s eligible accounts receivable and inventory.

Additional details regarding iPower’s credit agreement can be found on the Form 10-Q filed with the Securities and Exchange Commission on November 15, 2021.

About iPower Inc.

iPower Inc. is one of the leading online retailers and suppliers of hydroponics equipment and accessories in the United States. iPower offers thousands of stock keeping units from its in-house brands as well as hundreds of other brands through its website, www.zenhydro.com, and its online platform partners. All orders are fulfilled from its two fulfillment centers in Southern California. iPower has a diverse customer base that includes both commercial businesses and individuals. For more information, please visit iPower's website at https://ir.meetipower.com/.

Forward-Looking Statements

All statements other than statements of historical fact in this announcement are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations and projections about future events and financial trends that iPower believes may affect its financial condition, results of operations, business strategy and financial needs. Investors can identify these forward-looking statements by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions. iPower undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although iPower believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and iPower cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in iPower's registration statement and in its other filings with the SEC.

US & Canada Investor Relations Contact:

Sean Mansouri, CFA

Elevate IR

(949) 200-4603

IPW@elevate-ir.com

Asia Investor Relations Contact:

Sherry Zheng

Weitian Group LLC

(718) 213-7386

shunyu.zheng@weitian-ir.com